--------------------------------------------------------------------------------


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   ---------

                                   Form 8-K

                                CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the Securities
                             Exchange Act of 1934

                                 -------------

       Date of Report (Date of earliest event reported) February 18, 1998

                                   CULP, INC.

            (Exact name of registrant as specified in its charter)


        North Carolina                  0-12781                56-1001967

 (State or other jurisdiction    (Commission File No.)       (IRS Employer
       of incorporation)                                  Identification No.)



                             101 South Main Street
                       High Point, North Carolina  27260
                   (Address of principal executive offices)
                                (336) 889-5161
             (Registrant's telephone number, including area code)





         (Former name or former address, if changed since last report)





--------------------------------------------------------------------------------

                                     -MORE-






FOR IMMEDIATE RELEASE



                        CULP REPORTS THIRD QUARTER GAINS

              NET INCOME INCREASES 33% TO NEW THIRD-QUARTER RECORD


HIGH POINT, N. C. (Feb. 18, 1998) - Culp, Inc. (NYSE:CFI) today reported higher sales and earnings for the third fiscal quarter ended February 1, 1998.

      For the three months ended February 1, 1998, Culp reported that net sales increased 22% to $118.5 million compared with $97.5 million a year ago. Net income for the quarter increased 33% to $4.0 million compared with $3.0 million. Earnings per share increased 19% to $0.32 on 12.7 million average shares outstanding versus $0.27 on 11.3 million average shares outstanding in the year-earlier period.

      The gain for the third quarter brought net sales for the first nine months to $340.9 million, up 16% from $293.2 million in the first nine months of fiscal 1997. Net income for the first nine months increased 27% to $11.4 million versus $8.9 million. Earnings per share increased 14% to $0.90 on
12.7 million average shares outstanding versus $0.79 on 11.3 million average shares outstanding in the year-earlier period.

      The increase of 12% in the average number of shares outstanding for the third quarter and first nine months was due principally to the Company's secondary stock offering completed in February 1997.

      The Company noted that $11.2 million of the increase in net sales for the third quarter was attributable to the Phillips Mills acquisition that was completed in August 1997. The Company's effective tax rate for the third quarter was 22% compared with 38% a year ago. The lower rate was due principally to increased tax benefits related to the Company's international sales. The reduced tax rate also reflected a higher proportion of earnings from the Company's Canadian subsidiary that is taxed at a lower effective rate.

CULP Reports Third Quarter Gains
Page 4
Feb. 18, 1998


      "We have now achieved record earnings in 21 consecutive quarters versus the comparable year-earlier period," said Robert G. Culp, III, chief executive officer. "One of the strategic initiatives that has contributed to that consistency is the use of Culp's strong financial position to complement our ongoing internal progress with the acquisition of complementary businesses. The gains in sales for the third quarter and first nine months were aided by the contribution of Phillips Mills which we acquired earlier this year. We also completed the acquisition of the Wetumpka Yarn operations during the third quarter and earlier this month completed the previously announced acquisition of Artee Industries. Transactions such as the purchase of Phillips Mills have enabled us to broaden our product line and customer base, while the Wetumpka and Artee Industries acquisitions extended our vertical integration into the manufacturing and marketing of spun and chenille yarns. The trend toward consolidation continues at all levels within the home furnishings industry, and our intent is to capitalize on other opportunities as they may occur over the longer term."

      Culp added, "Industry-wide demand for certain categories of upholstery fabrics from U.S.-based residential furniture customers has not been especially strong in the current fiscal year. We achieved higher sales for the third quarter, aided principally by the incremental contribution from acquisitions, further growth in international shipments and continuing gains in sales of mattress ticking. The positive momentum in shipments of mattress ticking by our Home Fashions business unit reflects the successful introduction of new textures and patterns as well as our investment in increased capacity to meet customers' needs.

     "We are continuing to realize strong growth in our international business. Shipments to customers outside the United States were up 45% for the third quarter and are expected to set a new record for fiscal 1998 as a whole. Our competitive position is benefiting from the introduction of more patterns designed for the preferences of specific markets. The addition of new customers is expanding our marketing coverage, and we are also being aided by the capital investment made in printed flock fabrics that are especially popular in a number of international areas."

     Culp added, "We have already begun integrating the resources of Wetumpka Yarn and Artee Industries into the design functions of our business units. Our entry into the spun and chenille yarn business offers an exciting opportunity to accelerate our design activities. Our staff of designers and support personnel has never been more experienced, and we have the physical resources to support their design and development of proprietary patterns and styles. We have now moved most of our design personnel into the new Design Center in Burlington, North Carolina. This facility will encourage the sharing of design ideas among business units and provide a unique environment for customers to participate in the development of new patterns. Our focus on design is directly related to our goal of superior customer service which includes the need to provide distinctive fabrics to our worldwide base of customers."

      Culp  concluded,   "During  the  fourth  fiscal  quarter,   we  expect  to
strengthen our capital structure with the closing of a private placement of $75 million of senior unsecured notes. The notes are expected to have a fixed coupon rate of 6.76% and an average term of 10 years. The proceeds will be used to repay borrowings under the Company's bank credit facility, thereby enhancing our financial flexibility."

      Culp, Inc. is the world's largest manufacturer and marketer of upholstery fabrics for furniture and is a leading producer of mattress ticking for bedding. The Company's fabrics are used primarily in the production of residential and commercial furniture and bedding products.

      This Release contains statements that could be deemed "forward-looking statements" within the meaning of the federal securities laws, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the Company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could adversely affect the Company. In addition, the value of the U.S. dollar relative to other currencies can affect the competitiveness of the Company's products in international markets.

                                   CULP, INC.
                         Condensed Financial Highlights
                                   (Unaudited)
                                                     Three Months Ended
                                                February 1,       January 26,
                                                   1998             1997
                                               ------------      -----------
Net sales                                      $118,457,000      $97,468,000
Net income                                        4,002,000        3,010,000
Earnings per share
  Basic                                        $       0.32      $      0.27
  Diluted                                      $       0.31      $      0.26
Average shares outstanding
  Basic                                          12,692,000       11,342,000
  Diluted                                        12,986,000       11,653,000

                                                     Nine Months Ended
                                                February 1,      January 26,
                                                   1998              1997
                                               ------------     ------------
Net sales                                      $340,881,000     $293,201,000
Net income                                       11,357,000        8,930,000
Earnings per share
   Basic                                       $       0.90     $      0.79
   Diluted                                     $       0.88     $      0.77
Average shares outstanding
  Basic                                          12,663,000       11,317,000
  Diluted                                        12,964,000       11,618,000



                                      -END-

Item 5. Other Events

See attached Press Release (4 pages) and Financial Information Release (12 pages), both dated February 18, 1998, related to the quarter ended February 1, 1998.

Forward Looking Information. The discussion in this Form 8-K may contain statements that could be deemed forward-looking statements, which are inherently subject to risks and uncertainties. These statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could adversely affect the company.

                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    CULP, INC.
                                    (Registrant)


                              By:    Franklin N. Saxon
                                     Senior Vice President and
                                     Chief Financial Officer


                              By:    Stephen T. Hancock
                                     Stephen T. Hancock
                                     General Accounting Manager




Dated:   February 18, 1998

>



                      CULP, INC. FINANCIAL INFORMATION RELEASE
                           CONSOLIDATED INCOME STATEMENTS
    FOR THREE MONTHS AND NINE MONTHS ENDED FEBRUARY 1, 1998 AND JANUARY 26, 1997

                  (Amounts in Thousands, Except for Per Share Data)

                                           THREE MONTHS ENDED (UNAUDITED)
                               --------------------------------------------------------

                                     Amounts                         Percent of Sales
                               ---------------------                --------------------
                               February   January      % Over
                                  1,         26,
                                 1998       1997      (Under)        1998       1997
                               ---------- ----------  ---------     ---------  ---------

Net sales                    $   118,457     97,468     21.5 %        100.0 %    100.0 %
Cost of sales                     97,554     80,317     21.5 %         82.4 %     82.4 %
                               ---------- ----------  ---------     ---------  ---------
      Gross profit                20,903     17,151     21.9 %         17.6 %     17.6 %

Selling, general and
  administrative expenses         13,162     10,760     22.3 %         11.1 %     11.0 %
                               ---------- ----------  ---------     ---------  ---------
      Income from operations       7,741      6,391     21.1 %          6.5 %      6.6 %

Interest expense                   2,180      1,228     77.5 %          1.8 %      1.3 %
Interest income                     (73)       (73)      0.0 %        (0.1) %    (0.1) %
Other expense (income), net          492        421     16.9 %          0.4 %      0.4 %
                               ---------- ----------  ---------     ---------  ---------
      Income before income taxes   5,142      4,815      6.8 %          4.3 %      4.9 %

Income taxes  *                    1,140      1,805   (36.8) %         22.2 %     37.5 %
                               ---------- ----------  ---------     ---------  ---------
      Net income             $     4,002      3,010     33.0 %          3.4 %      3.1 %
                               ========== ==========  =========     =========  =========

Net income per share               $0.32      $0.27     18.5 %
Net income per share
  (assuming dilution)              $0.31      $0.26     19.2 %
Dividends per share              $0.0350    $0.0325      7.7 %
Average shares outstanding        12,692     11,342     11.9 %
Average shares outstanding
  (assuming dilution)             12,986     11,653     11.4 %



                                            NINE MONTHS ENDED (UNAUDITED)
                               --------------------------------------------------------

                                     Amounts                         Percent of Sales
                               ---------------------                --------------------
                               February   January      % Over
                                  1,         26,
                                 1998       1997      (Under)        1998       1997
                               ---------- ----------  ---------     ---------  ---------

Net sales                    $   340,881    293,201     16.3 %        100.0 %    100.0 %
Cost of sales                    280,510    241,008     16.4 %         82.3 %     82.2 %
                               ---------- ----------  ---------     ---------  ---------
      Gross profit                60,371     52,193     15.7 %         17.7 %     17.8 %

Selling, general and
  administrative expenses         37,710     33,328     13.1 %         11.1 %     11.4 %
                               ---------- ----------  ---------     ---------  ---------
      Income from operations      22,661     18,865     20.1 %          6.6 %      6.4 %

Interest expense                   5,280      3,652     44.6 %          1.5 %      1.2 %
Interest income                    (235)      (190)     23.7 %         (0.1) %    (0.1) %
Other expense (income), net        1,159      1,117      3.8 %          0.3 %      0.4 %
                               ---------- ----------  ---------     ---------  ---------
      Income before income taxes  16,457     14,286     15.2 %          4.8 %      4.9 %

Income taxes  *                    5,100      5,356    (4.8) %         31.0 %     37.5 %
                               ---------- ----------  ---------     ---------  ---------
      Net income             $    11,357      8,930     27.2 %          3.3 %      3.0 %
                               ========== ==========  =========     =========  =========

Net income per share               $0.90      $0.79     13.9 %
Net income per share
   (assuming dilution)             $0.88      $0.77     14.3 %
Dividends per share              $0.1050    $0.0975      7.7 %
Average shares outstanding        12,663     11,317     11.9 %
Average shares outstanding
   (assuming dilution)            12,964     11,618     11.6 %

 * Percent of sales column is calculated as a % of income before income taxes.

                        CULP, INC. FINANCIAL INFORMATION RELEASE
                              CONSOLIDATED BALANCE SHEETS
                 FEBRUARY 1, 1998, JANUARY 26, 1997 AND APRIL 27, 1997

                           (Unaudited, Amounts in Thousands)

                                             Amounts              Increase
                                      -----------------------
                                      February 1,  January       (Decrease)       *
                                                     26,                          April
                                                                                   27,
                                                             --------------------
                                         1998        1997    Dollars     Percent   1997
                                      ------------ --------- ---------   -------- -------

Current assets
     Cash and cash investments      $         348       406      (58)    (14.3)%      830
     Accounts receivable                   73,109    50,157    22,952     45.8 %   56,691
     Inventories                           75,032    50,755    24,277     47.8 %   53,463
     Other current assets                   7,202     3,701     3,501     94.6 %    5,450
                                      ------------ --------- ---------   -------- -------
            Total current assets          155,691   105,019    50,672     48.3 %  116,434

Restricted investments                      3,976    11,778   (7,802)    (66.2)%   11,018
Property, plant & equipment, net          113,658    86,146    27,512     31.9 %   91,231
Goodwill                                   48,558    22,413    26,145    116.7 %   22,262
Other assets                                5,439     2,906     2,533     87.2 %    3,007
                                      ------------ --------- ---------   -------- -------

            Total assets            $     327,322   228,262    99,060     43.4 %  243,952
                                      ============ ========= =========   ======== =======



Current liabilities
     Current maturities of
        long-term debt              $       1,120     6,100   (4,980)    (81.6)%      100
     Accounts payable                      35,921    20,833    15,088     72.4 %   29,903
     Accrued expenses                      12,683    15,644   (2,961)    (18.9)%   15,074
     Income taxes payable                   1,941     1,753       188     10.7 %    1,580
                                      ------------ --------- ---------   -------- -------
            Total current liabilities      51,665    44,330     7,335     16.5 %   46,657

Long-term debt                            144,079    86,266    57,813     67.0 %   76,541

Deferred income taxes                       9,965     8,088     1,877     23.2 %    9,965
                                      ------------ --------- ---------   -------- -------
            Total liabilities             205,709   138,684    67,025     48.3 %  133,163

Shareholders' equity                      121,613    89,578    32,035     35.8 %  110,789
                                      ------------ --------- ---------   -------- -------

            Total liabilities and
            shareholders' equity    $     327,322   228,262    99,060     43.4 %  243,952
                                      ============ ========= =========   ======== =======

Shares outstanding                         12,700    11,352     1,348     11.9 %   12,609
                                      ============ ========= =========   ======== =======


* Derived from audited financial statements.

                                   CULP, INC.
                          FINANCIAL INFORMATION RELEASE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
         FOR THE NINE MONTHS ENDED FEBRUARY 1, 1998 AND JANUARY 26, 1997
                        (Unaudited, Amounts in Thousands)


                                                            NINE MONTHS ENDED
                                                          ----------------------

                                                                Amounts
                                                          --------------------
                                                       February 1,   January 26,
                                                            1998       1997
                                                       -----------   -----------

Cash flows from operating activities:
    Net income                                         $   11,357        8,930
    Adjustments to reconcile net income to net
      cash provided by (used in) operating
      activities:
        Depreciation                                       10,660        9,440
        Amortization of intangible assets                     883          634
        Changes in assets and liabilities, net of
        effects of businesses acquired:
           Accounts receivable                            (16,418)       1,881
           Inventories                                    (16,330)      (3,360)
           Other current assets                            (1,752)         466
           Other assets                                    (1,942)        (642)
           Accounts payable                                 8,783       (2,213)
           Accrued expenses                                (2,175)       3,080
           Income taxes payable                               361        1,556
                                                          ---------   ---------
             Net cash provided by (used in)
             operating activities                          (6,573)      19,772
                                                          ---------   ---------
Cash flows from investing activities:
    Capital expenditures                                  (28,183)     (18,625)
    Purchases of restricted investments                    (8,724)      (9,681)
    Purchase of investments to fund deferred                 (581)           0
    compensation liability
    Sale of restricted investments                         15,766        3,177
    Businesses acquired                                   (37,156)           0
                                                          ---------   ---------
             Net cash used in investing activities        (58,878)     (25,129)
                                                          ---------   ---------
Cash flows from financing activities:
    Proceeds from issuance of long-term debt               77,600       15,900
    Principal payments on long-term debt                   (9,042)      (5,575)
    Change in accounts payable-capital expenditures        (2,765)      (4,262)
    Dividends paid                                         (1,333)      (1,103)
    Proceeds from common stock issued                         509          305
                                                          ---------   ---------
             Net cash provided by financing activities     64,969        5,265
                                                          ---------   ---------

Decrease  in cash and cash investments                       (482)         (92)

Cash and cash investments at beginning of period              830          498
                                                          ---------   ---------

Cash and cash investments at end of period            $       348          406
                                                          =========   =========

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL ANALYSIS
                                FEBRUARY 1, 1998


                                           FISCAL 97                            FISCAL 98
                                         -------------   ---------------------------------------------------------   ---------------
                                              Q3              Q1             Q2            Q3            Q4               LTM
                                         -------------   ---------------------------------------------------------   ---------------

INVENTORIES
        Inventory turns                           6.2              5.8            6.1           5.4

RECEIVABLES
        Days sales in receivables                47               50             55            52
        Percent current & less than 30
          days past due                         99.8%            95.0%          97.8%         94.1%

WORKING CAPITAL
        Current ratio                             2.4              3.6            2.9           3.0
        Working capital turnover (4)              5.3              5.1            4.8           4.7
        Working capital                       $60,689          $88,969        $98,833      $104,026
        Working capital as a % of sales (4)      15.6%            23.8%          21.9%         23.7%

PROPERTY, PLANT & EQUIPMENT
        Depreciation rate                        7.5%             7.1%           7.4%          7.4%
        Percent property, plant &
          equipment are depreciated             47.9%            46.8%          45.3%         44.8%
        Capital expenditures                  $26,958 (1)       $9,153        $10,063        $8,967

PROFITABILITY
        Return on average total capital          7.5%             7.6%          10.0%          8.3%                            9.3%
        Return on average equity                14.1%            10.2%          15.6%         13.4%                           14.6%
        Net income per share                    $0.27            $0.23          $0.36         $0.32                           $1.28
        Net income per share (diluted)(7)       $0.26            $0.22          $0.35         $0.31                           $1.25

LEVERAGE (3)
        Total liabilities/equity               154.8%           123.1%         172.0%        169.2%
        Funded debt/equity                      90.0%            77.4%         111.7%        116.1%
        Funded debt/capital employed            47.4%            43.6%          52.8%         53.7%
        Funded debt                           $80,588          $87,930       $131,833      $141,223
        Funded debt/EBITDA (LTM) (6)             2.09             2.18           2.83          2.95
        EBITDA/Interest expense, net (LTM)       8.8              9.1            8.5           7.5

OTHER
        Book value per share                    $7.89            $8.98          $9.30         $9.58
        Employees at quarter end                3,143            3,180          3,554         3,771
        Sales per employee (annualized)      $125,000         $125,000       $146,000      $129,000                        $134,000
        Capital employed (3)                 $170,166         $201,467       $249,838      $262,836
        Effective income tax rate               37.5%            35.0%          35.0%         22.2%
        EBITDA (2)                             $9,279           $9,012        $12,643       $11,390                         $44,627
        EBITDA/net sales                         9.5%             9.1%          10.3%          9.6%                           10.0%

  (1) Expenditures for entire year
  (2) Earnings before interest, income taxes, and depreciation & amortization.
  (3) Long-term debt, funded debt and capital employed are all net of restricted investments.
  (4) Working capital for this calculation is accounts receivable, inventories and accounts payable.
  (5) LTM represents "Latest Twelve Months"
  (6) EBITDA includes pro forma amounts for Phillips and Wetumpka acquisitions in Qtr 2 and Qtr 3 of fiscal 1998.
  (7) Net income per share (diluted) represents the potential dilution that could occur if securities to issue common stock were exercised or converted into common stock as required by Statement of Financial
      Accounting Standards No.128 which was adopted during Qtr 3 of fiscal 1998.

                  CULP, INC. FINANCIAL INFORMATION RELEASE
                   SALES BY PRODUCT CATEGORY/BUSINESS UNIT
FOR THREE MONTHS AND NINE MONTHS ENDED FEBRUARY 1, 1998 AND JANUARY 26, 1997


                           (Amounts in thousands)

                                     THREE MONTHS ENDED (UNAUDITED)
                           ---------------------------------------------------

                                Amounts                     Percent of Total
                                                                 Sales
                           ------------------              -------------------
                           February  January    % Over
                             1,        26,
Product                     1998      1997      (Under)    1998      1997
Category/Business Unit
-------------------------  --------  --------  ----------  --------  ---------
Upholstery Fabrics
    Culp Textures        $  21,059    20,389     3.3 %     17.8 %     20.9 %
    Rossville/Chromatex     21,120    18,953    11.4 %     17.8 %     19.4 %
                           --------  --------  ----------  --------  ---------
                            42,179    39,342     7.2 %     35.6 %     40.4 %

    Velvets/Prints          44,020    40,387     9.0 %     37.2 %     41.4 %

    Phillips                11,236         0   100.0 %      9.5 %      0.0 %
                           --------  --------  ----------  --------  ---------
                            97,435    79,729    22.2 %     82.3 %     81.8 %

Mattress Ticking
    Culp Home Fashions      20,261    17,739    14.2 %     17.1 %     18.2 %

Yarn
   Artee                       761         0   100.0 %      0.6 %      0.0 %
                           --------  --------  ----------  --------  ---------

                       * $ 118,457    97,468    21.5 %     100.0%    100.0 %
                           ========  ========  ==========  ========  =========


                                     NINE MONTHS ENDED (UNAUDITED)
                           ---------------------------------------------------
                                Amounts                     Percent of Total
                                                                 Sales
                           ------------------              -------------------
                           February  January    % Over
                             1,        26,
Product                     1998      1997      (Under)    1998      1997
Category/Business Unit
-------------------------  --------  --------  ----------  --------  ---------
Upholstery Fabrics
    Culp Textures        $  67,206    65,191     3.1 %     19.7 %     22.2 %
    Rossville/Chromatex     60,843    58,840     3.4 %     17.8 %     20.1 %
                           --------  --------  ----------  --------  ---------
                           128,049   124,031     3.2 %     37.6 %     42.3 %

    Velvets/ Prints        126,345   115,487     9.4 %     37.1 %     39.4 %

    Phillips                21,961         0   100.0 %      6.4 %      0.0 %
                           --------  --------  ----------  --------  ---------
                           276,355   239,518    15.4 %     81.1 %     81.7 %

Mattress Ticking
    Culp Home Fashions      63,765    53,683    18.8 %     18.7 %     18.3 %

Yarn
   Artee                       761         0   100.0 %      0.2 %      0.0 %
                           --------  --------  ----------  --------  ---------

                       * $ 340,881   293,201    16.3 %     100.0%    100.0 %
                           ========  ========  ==========  ========  =========



*U.S. sales were $ 79,873 and $70,931 for the current quarter of fiscal 1998 and fiscal 1997, respectively; and $242,123 and $220,791 for the year to date of fiscal 1998 and fiscal 1997, respectively. The percentage increase in U.S. sales was 13% for the current quarter and an increase of 10% for the year to date.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                     INTERNATIONAL SALES BY GEOGRAPHIC AREA
  FOR THREE MONTHS AND NINE MONTHS ENDED FEBRUARY 1, 1998 AND JANUARY 26, 1997


                             (Amounts in thousands)

                                       THREE MONTHS ENDED (UNAUDITED)
                           -----------------------------------------------------

                                 Amounts                       Percent of Total
                                                                    Sales
                           ---------------------             -------------------
                           February    January     % Over
                              1,         26,
   Geographic Area           1998        1997     (Under)     1998       1997
-----------------------    ----------  ---------  ---------  ---------   -------
North America          $       7,562      6,482   16.7 %       19.6 %     24.4 %
(Excluding USA)
Europe                        11,581      7,213   60.6 %       30.0 %     27.2 %
Middle East                    9,326      4,580   103.6%       24.2 %     17.3 %
Far East & Asia                7,957      6,862   16.0 %       20.6 %     25.9 %
South America                  1,230        855   43.9 %        3.2 %      3.2 %
All other areas                  928        545   70.3 %        2.4 %      2.1 %
                           ----------  ---------  ---------  ---------   -------

                       $      38,584     26,537   45.4 %      100.0 %    100.0 %
                           ==========  =========  =========  =========   =======


                                       NINE MONTHS ENDED (UNAUDITED)
                           -----------------------------------------------------

                                 Amounts                       Percent of Total
                                                                    Sales
                           ---------------------             -------------------
                           February    January     % Over
                              1,         26,
   Geographic Area           1998        1997     (Under)     1998       1997
-----------------------    ----------  ---------  ---------  ---------   -------
North America          $      22,574     20,555    9.8 %       22.9 %     28.4 %
(Excluding USA)
Europe                        22,811     17,573   29.8 %       23.1 %     24.3 %
Middle East                   23,452     13,736   70.7 %       23.7 %     19.0 %
Far East & Asia               23,951     15,893   50.7 %       24.3 %     21.9 %
South America                  3,487      2,464   41.5 %        3.5 %      3.4 %
All other areas                2,483      2,189   13.4 %        2.5 %      3.0 %
                           ----------  ---------  ---------  ---------   -------

                       $      98,758     72,410   36.4 %      100.0 %    100.0 %
                           ==========  =========  =========  =========   =======




International sales, and the percentage of total sales, for each of the last six years follows:fiscal 1992-$ 34,094 (18%); fiscal 1993-$ 40,729 (20%); fiscal
1994-$ 44,038 (18%);  fiscal 1995-$ 57,971 (19%);fiscal 1996-$ 77,397 (22%); and
fiscal 1997-$ 101,571 (25%). International sales for the current quarter represented 33% and 27% for 1998 and 1997, respectively. Year-to-date international sales represented 29% and 25% of total sales for 1998 and 1997, respectively.

Certain amounts for fiscal year 1997 have been reclassified to conform with the fiscal year 1998 presentation. Additionally, certain amounts were reclassified from the fiscal year 1998 second quarter presentation.

                                   Culp, Inc.
                     SALES BY BUSINESS UNIT - TREND ANALYSIS
                              1996 vs 1997 vs 1998

                                                          (Amounts in thousands)

                                    Fiscal 1996                           Fiscal 1997                             Fiscal 1998
                        ------------------------------------  -------------------------------------
Product                 Q1     Q2      Q3     Q4    TOTAL      Q1     Q2     Q3      Q4    TOTAL
Category/Business Units
------------------------
Upholstery Fabrics
    Culp Textures       17,584 22,715 20,685  23,400  84,384    20,801 24,001  20,389  23,027  88,218
    Rossville/Chromatex 15,358 17,960 18,567  22,318  74,203    18,165 21,722  18,953  20,672  79,512
                        ------------------------------------  ---------------------------------------
                        32,942 40,675 39,252  45,718 158,587    38,966 45,723  39,342  43,699 167,730

    Velvets/Prints      23,523 32,081 31,836  38,261 125,701    34,867 40,233  40,387  40,980 156,467

    Phillips               -       -      -       -      -         -     -       -       -      -
                        ------------------------------------  ---------------------------------------
                        56,465 72,756 71,088  83,979 284,288    73,833 85,956  79,729  84,679 324,197

Mattress Ticking
    Culp Home Fashions  15,892 17,916 15,388  18,183  67,379    16,696 19,248  17,739  20,999 74,682

Yarn
    Artee                  -       -      -       -      -         -     -       -       -      -
                        ------------------------------------   --------------------------------------

                        72,357 90,672 86,476 102,162 351,667    90,529 105,204 97,468 105,678 398,879
                        ====================================   ======================================


                   Percent increase(decrease) from prior year:

----------------------------------------------------------------------------------------------------
        Product
Category/Business Units
-----------------------
Upholstery Fabrics
    Culp Textures       (10.3)  (0.5)  (1.2)     7.6  (0.9)      18.3   5.7   (1.4)   (1.6)    4.5
    Rossville/Chromatex   1.4    14.0   13.2    35.5   16.4      18.3  20.9     2.1   (7.4)    7.2
                        ------------------------------------  -------------------------------------
                        (5.2)     5.4    5.1    19.7    6.5      18.3  12.4     0.2   (4.4)    5.8

    Velvets/Prints       13.9    21.3   12.5    21.8   17.7      48.2  25.4    26.9     7.1   24.5

    Phillips              -       -      -       -      -         -     -       -       -      -
                        ------------------------------------  -------------------------------------
                          1.9    11.9    8.3    20.6   11.2      30.8  18.1    12.2     0.8   14.0

Mattress Ticking
    Culp Home Fashions   45.1    33.6   26.7    14.9   28.8       5.1   7.4    15.3    15.5   10.8

Yarn
    Artee                 -       -      -       -      -         -     -       -       -      -
                        ------------------------------------  -------------------------------------

                          9.1    15.6   11.2    19.6   14.2      25.1  16.0    12.7     3.4   13.4
                        ====================================  =====================================

 Overall Growth Rate

Internal(without          6.4    13.0    8.7    19.6   12.3      25.1  16.0    12.7     3.4   13.4
acquistions)
External                  2.7     2.6    2.5            1.9
                                                   -                -     -       -       -      -
                        ------------------------------------  -------------------------------------
                          9.1    15.6   11.2    19.6   14.2      25.1  16.0    12.7     3.4   13.4
                        ====================================  =====================================

                                   Culp, Inc.
                     SALES BY BUSINESS UNIT - TREND ANALYSIS
                              1996 vs 1997 vs 1998

                                                          (Amounts in thousands)

                                       Fiscal 1998
                          --------------------------------------
Product                    Q1       Q2      Q3      Q4   TOTAL
Category/Business Units
------------------------
Upholstery Fabrics
    Culp Textures          21,693   24,454  21,059        67,206
                           18,121   21,602  21,120        60,843
Rossville/Chromatex
                          --------------------------------------
                           39,814   46,056  42,179       128,049
    Velvets/Prints         38,397   43,928  44,020       126,345

    Phillips                    -   10,725  11,236        21,961

                          --------------------------------------
                           78,211  100,709  97,435       276,355

Mattress Ticking
    Culp Home Fashions     21,287   22,217  20,261        63,765

Yarn
    Artee                    -        -        761           761
                          --------------------------------------

                           99,498  122,926 118,457       340,881
                          ======================================



Upholstery Fabrics
    Culp Textures            4.3      1.9      3.3          3.1
                            (0.2)    (0.6)    11.4          3.4
Rossville/Chromatex
                          --------------------------------------
                              2.2      0.7     7.2          3.2

    Velvets/Prints           10.1      9.2     9.0          9.4

    Phillips                   -     100.0   100.0        100.0
                          --------------------------------------
                              5.9     17.2    22.2         15.4

Mattress Ticking
    Culp Home Fashions       27.5     15.4    14.2         18.8

Yarn
    Artee                     -        -     100.0        100.0
                          --------------------------------------

                              9.9     16.8    21.5         16.3
                          ======================================

 Overall Growth Rate

Internal(without              9.9      6.6     9.2          8.5
acquistions)
External                                                    7.8
                                -     10.2    12.3
                          ======================================
                              9.9     16.8    21.5         16.3
                          ======================================



                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
for the three and nine month periods ended February 1, 1998 and January 26, 1997


INCOME STATEMENT COMMENTS

     GENERAL - Net sales increased 21.5% to $118.5 million and net income increased 33.0% to $4.0 million for the third quarter, as compared with the same quarter of last year. This performance marks the 21st consecutive quarter of record earnings and the 19th consecutive quarter of record sales (based on comparable year-earlier periods). Net sales for the quarter excluding the acquisitions of Phillips Mills and Wetumpka Yarn increased 9.2% versus the same quarter of last year. The company's net profit margin increased slightly to 3.4% for the quarter from 3.1% a year ago. Also, the company has achieved a return on average shareholders' equity of 14.6% for the latest twelve month period. The company acquired Phillips Mills on August 5, 1997 and Wetumpka Yarn on December 30, 1997; the results of these companies are included since their respective acquisition dates.

     The company attributes its consistent record to several key competitive strengths:

     Diverse Global Customer Base - penetrating other end-use markets in addition to U.S. residential furniture, such as bedding, international, commercial furniture and juvenile furniture; sales to these other markets accounted for approximately 47% of net sales during the third quarter; additionally, no one customer accounted for more than 7% of sales during the quarter;

     Design Innovation - investing in the creative aspect of our business - the company has significantly increased the resources (both designers and computer-aided design (CAD) systems) dedicated to the design and product development areas in each business unit; the company's in-house design, product development, CAD and support staff now includes over 90 people. Additionally, the company opened its state-of-the-art Design Center in Burlington, North Carolina during January 1998. This facility now brings together most of the company's design resources in one location and utilizes advanced CAD systems and technology;

     Vertical Integration - realizing additional manufacturing integration by producing various raw material components that are used in the manufacture of its products; and

     Ability to Identify and Integrate Acquisitions - investing in selective, accretive acquisitions in complementary businesses which we know and understand, and that strengthen existing marketing positions or add strategic vertical manufacturing capabilities.

     NET SALES - Compared with the third quarter of last year, upholstery fabric sales increased 22.2% to $97.4 million and mattress ticking sales increased 14.2% to $20.3 million for the quarter (See Sales by Business Unit schedule on Page 5 and Sales by Business Unit - Trend Analysis on Page 7). The growth in upholstery fabric sales for the third quarter reflects the incremental sales from the Phillips acquisition of $11.2 million and gains in Velvets/Prints - up 9.0%; Rossville/Chromatex - up 11.4%; and Culp Textures - up 3.3%. The growth in demand for upholstery fabrics from U.S. manufacturers of residential furniture as a group began slowing during the second half of fiscal 1997 and continued through calendar 1997. The company believes the financial difficulties of several significant furniture retailers, including the summer 1997 bankruptcies of Levitz and Montgomery Wards, significantly contributed to the slower rate of growth. Sales to U.S.-based residential furniture customers excluding sales from Phillips Mills decreased 3% for the quarter. Including Phillips, sales to this customer segment increased 9%. Sales of wet printed flock upholstery fabrics, which remain one of the company's faster growing product lines internationally, increased 69% from the same quarter a year ago. The increased sales by Culp Home Fashions during the third quarter (up 14.2%) reflect the continued positive response to new designs and fabric constructions, notably in printed jacquard ticking. The growth in Culp Home Fashions has been significantly aided by the company's investment in additional weaving capacity to manufacture wide jacquard greige, or unfinished, goods at the company's Rayonese facility in Canada. These greige goods are then further processed at other facilities by printing, dyeing and other finishing steps to produce mattress ticking.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
for the three and nine month periods ended February 1, 1998 and January 26, 1997


     International sales were up 45.4% for the quarter compared with the third quarter of fiscal 1997. International sales in all major regions and each upholstery fabric business unit were strong, and accounted for 33% of net sales for the quarter versus 27% for the same quarter of last year. The vast majority of the international sales represent sales of upholstery fabrics to residential furniture distributors and manufacturers. (See International Sales by Geographic Area schedule on page 6.) Almost all of the company's international sales are denominated in U.S. dollars.


     GROSS PROFIT - The gross profit increase of 21.9% for the third quarter versus the same quarter of last year reflects a substantial gain in the Culp Home Fashions business unit, the incremental gross profit from the Phillips Mills business unit, a moderate increase in Rossville/Chromatex, and lower results in Velvets/Prints and Culp Textures. The overall gross profit margin of 17.6% remained the same for the quarter versus the same quarter of last year. The company is benefiting significantly from its international sales growth and the operation of its jacquard greige goods facility in Canada (Rayonese). The company completed a major expansion of wide weaving capacity at Rayonese during the third quarter. Factors which adversely affected the company's profitability during the quarter included: (a) lower demand from U.S. manufacturers of residential furniture, which affected all of the upholstery fabric business units; and (b) lower profitability in the Velvets/Prints business unit that resulted from decreases in sales in certain product lines (tufted and woven velvets, and heat-transfer flock prints). The expansion projects in the Velvets/Prints business unit (flock coating line, the new printing facility in Lumberton, N.C. and the integration of the Phillips velvet products into Culp's facilities) contributed positively during the quarter, although manufacturing efficiencies have not reached the expected levels of performance.

     S,G&A EXPENSES - S,G&A expenses for the third quarter were essentially flat as a percentage of sales versus the same period of last year. The increase in absolute dollars is principally due to incremental S,G&A expenses for Phillips, higher sales commissions related to international sales and significant investments in additional design resources, which were offset by lower accruals for incentive-based compensation plans.

     INTEREST EXPENSE - The increase for the third quarter of 77.5% over the same quarter of last year is due to higher average borrowings outstanding, which resulted from the company's acquisition of Phillips Mills that was made on the first day of the second quarter, and from capital expenditure and working capital investments that were made during the first nine months of this year.

     INTEREST INCOME - Interest income remained the same for the quarter.

     OTHER EXPENSE (INCOME), NET - Other expense (income) increased to $492,000 from $421,000 in the same quarter of last year, due primarily to the incremental goodwill amortization related to Phillips.

     INCOME TAXES - The effective tax rate for the third quarter was 22.2%, compared with 37.5% for the same quarter of last year. The lower tax rate resulted from higher than expected tax benefits (in the current period as well as prior periods) related to the company's foreign sales corporation ("FSC"), and higher estimated income in Canada which has a lower effective tax rate. The company is estimating the effective tax rate for the full fiscal year at 31.0%, which is down from the 35.0% estimate at the end of the second quarter.

     EBITDA - EBITDA for the quarter increased 22.8% to $11.4 million from last year's third quarter and represented 9.6% of net sales compared with 9.5% of net sales for the same period of last year.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
for the three and nine month periods ended February 1, 1998 and January 26, 1997


BALANCE SHEET COMMENTS

     WORKING CAPITAL - Accounts receivable increased 45.8% from January 1997, due to the Phillips acquisition and increased sales for the second quarter. Days sales outstanding represented 52 days, up 11% from 47 days at January 26, 1997 and 49 days at April 27, 1997. Accounts receivable continued to increase at a faster rate than sales because of the increasing mix of international sales and mattress ticking sales, which carry longer payment terms than U.S. upholstery fabric sales. Inventories increased 47.8% from January 26, 1997, due to the Phillips acquisition, higher overall sales and a higher mix of international sales which have required more finished goods inventory. Inventory turns decreased 13% to 5.4 for the quarter versus 6.2 for the same quarter of last year. Working capital increased significantly to $104.0 million at February 1, 1998, from $60.7 million at January 26, 1997 and $69.8 million at April 27, 1997, for the reasons mentioned above.

     PROPERTY, PLANT AND EQUIPMENT - The company has maintained a significant program of capital expenditures over the past several years designed to expand capacity to support sales growth, increase vertical integration to lower product costs and control more of its supply of raw materials, and enhance manufacturing efficiencies through modernization. The company is currently planning capital spending of approximately $39 million during fiscal 1998, which includes about $13.5 million for expansion projects (35%); $12.5 million for vertical integration projects (32%); and $13.0 million for modernization projects (33%). The principal expansion project involves completion of various items related to the Lumberton, N.C. printing facility. The key vertical integration projects include yarn extrusion expansion and additional weaving capacity for jacquard greige goods at Rayonese. The modernization projects encompass a number of smaller projects throughout the company"s operations. Depreciation expense for fiscal 1998 is expected to be approximately $15.0 million. For fiscal 1999, the company is planning to significantly reduce its capital spending to a range of $10 to $15 million, and concentrate its efforts on improving the results of the investments made during fiscal 1997 and fiscal 1998. The two largest projects that are currently planned for fiscal 1999 are: (a) completion of the polypropylene yarn extrusion expansion, which began in early fiscal 1998; and
(b) building expansions in the Culp Home Fashions business unit to accommodate the significant growth in the company"s sales of mattress ticking over the last several years. Depreciation for fiscal 1999 is currently estimated to be approximately $19 million.

     LONG-TERM DEBT - The company"s funded debt-to-capital ratio was 53.7% at February 1, 1998, up from 47.4% at January 26, 1997, and up from 37.2% at April 27, 1997. Funded debt was $141.2 million at February 1, 1998, up from $80.6 million at January 26, 1997 and up from $ 65.6 million at April 27, 1997. (Funded debt equals long-term debt, including current maturities, less restricted investments, which represent unspent IRB funds.) The increase in funded debt from April 27, 1997 resulted from the Phillips and Wetumpka acquisitions ($37.2 million), capital expenditures ($28.2 million), an operating cash flow deficit ($6.6 million), and a decrease in accounts payable related to capital expenditures ($2.8 million). During the fourth quarter of fiscal 1998, the company is expecting to significantly strengthen its capital structure with the closing of a private placement of $75 million of senior, unsecured notes. The notes are expected to have a fixed coupon rate of 6.76% and an average term of 10 years. Additionally, the principal financial covenants include a funded debt to total capital ratio of 60% and a minimum shareholders" equity level. The proceeds will be used to repay borrowings under the company"s bank credit facility. (See Pro forma Capitalization Table on page 12 of 12.)

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
   for the three and nine month periods ended February 1, 1998 and January 26,
                                      1997



     PHILLIPS MILLS ACQUISITION - On August 5, 1997, the company acquired the business and certain assets relating to the upholstery fabric businesses operating as Phillips Mills. Based on the terms of the asset purchase agreement, the transaction is valued at approximately $37 million, which included cash, seller debt retired, a note payable to the seller and acquisition costs. The consideration for the acquisition also included stock options and an agreement for contingent payments to the selling companies within three years following closing that could range from $0 to $5,500,000, depending upon the future sales performance of the Phillips jacquard fabric product line. (See Form 8-K, dated April 30, 1997, which provides additional information related to the acquisition.)

     ACQUISITION OF WETUMPKA YARN - On December 30, 1997, Culp completed the acquisition of the business and certain assets related to the Wetumpka yarn division of Dan River Inc. The transaction value at closing was $1.5 million. (See press release, dated December 17, 1997, which provides additional information about the acquisition.)

     ACQUISITION OF ARTEE INDUSTRIES - On February 2, 1998, Culp completed the acquisition of the business and substantially all assets and the assumption of certain liabilities of Artee Industries, Incorporated ("Artee"), a yarn manufacturer. The transaction value at closing is estimated at $18 million, and included the issuance of 284,211 new shares of Culp common stock, $2.0 million in cash and a $1.6 million note, as well as the repayment at closing of Artee's interest-bearing debt. Also, there is an "earn-out" which provides the opportunity for additional consideration of up to $7.6 million (60% in stock and 40% in cash), based upon the profitability of Artee during Culp's fiscal year ending May 2, 1999. The acquisition will be accounted for as a purchase, and therefore the results of Artee from the closing date will be included in Culp's results. (See Form 8-K, dated October 15, 1997, which provides additional information related to the acquisition.)

                   CULP, INC. FINANCIAL INFORMATION RELEASE
                        PRO FORMA CAPITALIZATION TABLE
                               FEBRUARY 1, 1998

(Dollars in thousands)

                                                 February 1, 1998
                                    -------------------------------------------

                                      Actual       Adjustments     Pro Forma
                                    ------------   -------------  -------------

FUNDED DEBT
       Industrial Revenue Bonds
       and other obligations             30,090                         30,090
       Syndicated $125 million          106,033           9,197 (a)     40,230
       credit facility                                  (75,000) (b)

       Notes payable                      5,100           1,600 (a)      6,700
       Senior unsecured                    ----          75,000 (b)     75,000
       notes
                                    ------------   -------------  -------------

                                        141,223          10,797        152,020
                                    ------------   -------------  -------------


SHAREHOLDERS' EQUITY                    121,613           5,400 (a)    127,013
                                    ------------   -------------  -------------


TOTAL CAPITAL                           262,836          16,197        279,033
                                    ============   =============  =============

FUNDED DEBT TO TOTAL CAPITAL              53.7%                          54.5%
                                    ============                  =============



  (a) Reflects funding sources for Artee Industries acquisition which closed February 2, 1998. On the acquisition date, the company issued 284,211 sharesof its common stock to the Artee Industries shareholders.

  (b) Reflects planned issuance of a private placement of senior unsecured notes with a coupon rate of 6.76% and average term of ten years. Estimated debt issuance costs are $500,000.